Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

SEP Acquisition Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock	Rule 457(c) Rule 457(f)(1)	8,243,336(1)(3)	$10.98(4)	$90,511,829.28	0.00011020	$9,974.40

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$90,511,829.28		$9,974.40

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$9,974.40

(1)
Upon the closing of the business combination (the “Business Combination”) described in the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 with which these Calculation of Filing Fee Tables are filed as Exhibit 107, the name of the registrant will be changed to “SANUWAVE Health, Inc.”

(2)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)
Represents (i) the 7,793,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the registrant (“SEPA”) to be issued to SANUWAVE Health, Inc.’s securityholders upon completion of the Business Combination and (ii) the conversion of SEPA Public Warrants (as defined in the proxy statement/prospectus) into 450,336 shares of Class A Common Stock, pursuant to the Warrant Agreement, as amended by the Warrant Agreement Amendment (each as defined in the proxy statement/prospectus).

(4)
Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is $10.98 (the average of the high and low trading prices of shares of SEPA Class A Common Stock, as reported on Nasdaq on September 19, 2023).